Exhibit 99.3

Permex Petroleum Announces Receipt of Notice of Default from Debentureholders and Failure to File Annual Audited Financial Statements

VANCOUVER, BC, JANUARY 30, 2026 – Permex Petroleum Corporation (CSE: OIL) (FSE: 75P) (“Permex” or the “Company”) has received a Notice of Default from the holders of its secured convertible debentures (the “Debentures”) which were issued on November 1, 2024. The Debentures have an aggregate principal of $4,276,389 with interest accruing thereon at 10% per annum, and are secured by the Company’s assets.

In a letter dated January 28, 2026, Mr. Jeffrey E. Eberwein, on behalf of himself and as collateral agentfor all of the other debenture holders, notified Permex that it was in default of its obligations under the Debentures by failing to make any payments on or before November 2, 2025, and made demand for immediate payment of all outstanding indebtedness under the Debentures. Mr. Eberwein further advised that unless payment is provided or alternative assurances and/or arrangements made by February 18, 2026, the Debenture holders will seek to enforce its rights and remedies under the Debentures, which may include repossession of its collateral.

The Company reports that it has not filed its audited annual financial statements for the year ended September 30, 2025, the related management’s discussion and analysis, and its Form 52-109FV1 CEO and CFO certifications of annual filings by the regulatory deadline of January 28, 2026.

Contact Information

Permex Petroleum Corporation

Richard Little

Director, interim CEO and interim CFO

Tel: (713) 730-7797

Forward-Looking Statements

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain “forward-looking statements”, which are statements about the future based on current expectations or beliefs. For this purpose, statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements by their nature involve risks and uncertainties, and there can be no assurance that such statements will prove to be accurate or true. Investors should not place undue reliance on forward-looking statements. The Company does not undertake any obligation to update forward-looking statements except as required by law. We seek safe harbor.